EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Palisade Bio, Inc.

Carlsbad, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-258318, 333-259747, 333-263709, and 333-263705), Form S-1 (Nos. 333-265769, 333-265570 and 333-269234) and Form S-8 (Nos. 333-261196 and 333-263706) of Palisade Bio, Inc. of our report dated March 17, 2022, except for the immaterial revision to previously issued financial statements as described in Note 3 and the impact of the reverse stock split on the 2021 financial statements as described in Note 2, as to which the date is March 22, 2023, relating to the consolidated financial statements of Palisade Bio, Inc. (the “Company”), which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

San Diego, California

March 22, 2023